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                                                                  EXHIBIT (5)(b)

                             SUB-ADVISORY AGREEMENT


                          AGREEMENT dated as of March 11, 1987 between
PROVIDENT NATIONAL BANK, a national banking association (herein called "Provident") and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940 and wholly-owned by Provident (herein called "PIMC").

                          WHEREAS, PIMC is the investment adviser to Municipal
Fund for Temporary Investment (the "Company"), an open-end, diversified, management investment company registered under the Investment Company Act of 1940; and

                          WHEREAS, PIMC wishes to retain Provident to provide
it with investment research, administrative, and statistical services in connection with PIMC's advisory activities on behalf of the Company's MuniFund portfolio (herein called "MuniFund"), its InterMuni Fund portfolio (herein called "InterMuni Fund"), its MuniCash portfolio (herein called "MuniCash") and its LongMuni Fund portfolio (herein called "LongMuni Fund") (collectively, herein called the "Portfolios"); and

                          WHEREAS, Provident is willing to provide such
services to PIMC upon the conditions and for the compensation set forth below,

                          NOW THEREFORE, in consideration of the premises and
mutual covenants herein contained, it is agreed between the parties hereto as follows:

                          1.      Appointment.

                                  (a)      PIMC hereby appoints Provident its
sub-adviser with respect to the Portfolios as required by the Advisory Agreement between PIMC and the Company dated as of March 11, 1987 (such Agreement or the most recent successor advisory agreement between such parties herein called the "Advisory Agreement"). Provident accepts such appointment and agrees to render tho services herein set forth for the compensation herein provided.

                                  (b)      In the event that the Company
establishes one or more portfolios other than the Portfolios and PIMC has agreed to act as investment adviser to such new portfolio under the Advisory Agreement, and PIMC desires to retain Provident to act as its sub-adviser with respect thereto, PIMC shall notify Provident in writing. If Provident is willing to render such services it shall notify PIMC in writing whereupon, subject to such shareholder approval as may be required pursuant to Paragraph 8 hereof, such portfolio shall become a Portfolio